UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PulteGroup, Inc.
(Exact name of registrant as specified in its charter)

Michigan	38-2766606
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

3350 Peachtree Road NE, Suite 150 Atlanta, Georgia 30326	30326
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Junior Participating Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box:  [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box:  [ ]

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

EXPLANATORY NOTE
This Form 8-A/A is being filed to update the description of the Series A Junior Participating Preferred Share Purchase Rights (the “Rights”) of PulteGroup, Inc., a Michigan corporation (the “Company”), which were previously registered under the Securities Exchange Act of 1934 (the “Exchange Act”) pursuant to the Company’s Form 8-A filed on March 6, 2009, as amended in the Company’s Form 8-A/A filed on April 20, 2009, Form 8-A/A filed on August 18, 2009, Form 8-A/A filed on September 24, 2009, Form 8-A/A filed on March 23, 2010 and Form 8-A/A filed on March 15, 2013 (collectively, the “Original 8-A”).
Item 1. Description of Registrant’s Securities to be Registered.
This amends the Original 8-A relating to the Rights issued under the Amended and Restated Section 382 Rights Agreement, dated as of March 18, 2010 (the “Original Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), as amended by that certain First Amendment to Amended and Restated Section 382 Rights Agreement, dated March 14, 2013 (the “First Amendment” and, together with the Original Rights Agreement, the “Section 382 Rights Agreement”). The Section 382 Rights Agreement, which is intended to protect shareholder value by attempting to protect against a possible limitation on the Company’s ability to use its net operating loss carryforwards and certain other tax benefits to reduce potential future U.S. federal income tax obligations, was scheduled to expire at the close of business on June 1, 2016.
On March 10, 2016, the Company and the Rights Agent entered into the Second Amendment to the Section 382 Rights Agreement, which was unanimously approved by our Board of Directors and which extends the expiration date of the Section 382 Rights Agreement from June 1, 2016 to June 1, 2019 (subject to other earlier termination events, including if shareholder approval of the Second Amendment to the Section 382 Rights Agreement has not been obtained by June 1, 2016).
     The Rights and the Section 382 Rights Agreement are described in the Original 8-A, and such descriptions, as amended hereby, are incorporated by reference herein. The Original Rights Agreement is included as an exhibit to the Company’s Current Report on Form 8-K filed March 23, 2010, and the First Amendment is included as an exhibit to the Company’s Current Report on Form 8-K filed March 15, 2013. The Second Amendment to the Section 382 Rights Agreement is filed as Exhibit 4(b) hereto, and is incorporated by reference herein.
Item 2. Exhibits

Exhibit No.	Description of Document

3(a)	Restated Articles of Incorporation, of PulteGroup, Inc. (Incorporated by reference to Exhibit 3.1 of PulteGroup, Inc.’s Current Report on Form 8-K, filed with the SEC on August 18, 2009).
3(b)	Certificate of Amendment to the Articles of Incorporation, dated March 18, 2010 (Incorporated by reference to Exhibit 3(b) of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010).
3(c)	Certificate of Amendment to the Articles of Incorporation, dated May 21, 2010 (Incorporated by reference to Exhibit 3(c) of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010).
3(d)
Certificate of Designation of Series A Junior Participating Preferred Shares of PulteGroup, Inc., dated August 6, 2009 (Incorporated by reference to Exhibit 3(b) of PulteGroup, Inc.’s Registration Statement on Form 8-A/A, filed with the SEC on August 18, 2009).

3(e)	By-laws, as amended, of PulteGroup, Inc. (Incorporated by reference to Exhibit 3.1 of PulteGroup, Inc.’s Current Report on Form 8-K, filed with the SEC on April 8, 2009).
4(a)
Amended and Restated Section 382 Rights Agreement, dated as of March 18, 2010, between PulteGroup, Inc. and Computershare Trust Company, N.A., as rights agent, which includes the Form of Rights Certificate as Exhibit B thereto (Incorporated by reference to Exhibit 4 of PulteGroup, Inc.’s Registration Statement on Form 8-A/A, filed with the SEC on March 23, 2010).

4(b)
First Amendment to Amended and Restated Section 382 Rights Agreement, dated as of March 14, 2013, between PulteGroup, Inc. and Computershare Trust Company, N.A., as rights agent (Incorporated by reference to Exhibit 4.1 of PulteGroup, Inc.’s Current Report on Form 8-K, filed with the SEC on March 15, 2013).

4(c)
Second Amendment to Amended and Restated Section 382 Rights Agreement, dated as of March 10, 2016, between PulteGroup, Inc. and Computershare Trust Company, N.A., as rights agent (Incorporated by reference to Exhibit 4.1 of PulteGroup, Inc.’s Current Report on Form 8-K, filed with the SEC on March 10, 2016).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULTEGROUP, INC.

Date:	March 10, 2016	By:	/s/ Steven M. Cook
			Name:	Steven M. Cook
			Title:	Executive Vice President, Chief Legal Officer, and Corporate Secretary